Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact: Chris Ogle Levi Strauss & Co. (800) 438-0349 Investor-relations@levi.com	Media Contact: Kris Marubio Levi Strauss & Co. (415) 501-6709 kmarubio@levi.com

Levi Strauss & Co. Commences Senior Notes Offering

SAN FRANCISCO (April 24, 2012) — Levi Strauss & Co. today announced that it is commencing a private placement of $350 million aggregate principal amount of senior notes due 2022. The senior notes are not being registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. As of the issue date, the senior notes will be general unsecured senior obligations of the company and will rank equally with all of the company’s other senior unsecured indebtedness.

The company intends to use the net proceeds from the offering to purchase certain of its outstanding notes, to pay fees and expenses related to the offering and the purchase of such outstanding notes, and for general corporate purposes, which may include repaying other outstanding indebtedness.

The senior notes are being offered pursuant only to an Offering Memorandum dated April 24, 2012. Statements in this press release regarding the private offering of debt securities shall not constitute an offer to sell or a solicitation of an offer buy such securities.

Forward Looking Statements

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2011, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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